MercadoLibre, Inc. Second Quarter 2023 Letter to Shareholders
Net Revenues of $3.4 billion, up 57.2% year-over-year on an FX neutral basis
Income from operations of $558 million, with a 16.3% margin
$42.1 billion Total Payment Volume, up 96.6% year-over-year on an FX neutral basis
$10.5 billion Gross Merchandise Volume, up 47.2%  year-over-year on an FX neutral basis
MONTEVIDEO, Uruguay, August 2nd, 2023 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq: MELI) (http://www.mercadolibre.com), Latin America’s leading e-commerce technology company, today reported financial results for the quarter ended June 30, 2023.
To our Shareholders
MercadoLibre had another record quarter in Q2’23, demonstrating our increasing ability to drive leverage in our financial model. Income from operations of $558mn more than doubled year-on-year, with a margin of 16.3% over net revenue of $3,415mn. We continue to extend our leadership position in Commerce, with FX-neutral GMV growth of 47% year-on-year (YoY) that includes an acceleration of sold items to +18% YoY (from +16% in Q1’23). Our Fintech operation’s momentum remains strong, with year-on-year FX-neutral growth of 129% in Off-platform TPV and a NIMAL spread of almost 37% in our credit business. The strong financial performance has been broad-based across geographies, with Brazil and Mexico making major contributions to the quarter’s profit growth, and further diversifying our profit base. This gives us confidence as we continue to execute our growth plans across Latin America.
Brazil
In Q2’23, MercadoLibre’s independently measured top-of-mind and brand consideration scores reached 2-year and all-time highs (respectively) in Brazil, which is a reflection of the strength of our value proposition and market position. This ever increasing consumer preference is what drives the growth in our GMV, which was 25% higher year-on-year on an FX-neutral basis in Q2’23. As a result, our market share has risen both quarter-on-quarter and year-on-year, which we believe demonstrates that we are a highly trusted and natural destination for buyers and sellers of millions of products. Our Commerce business is better-placed than ever in Brazil, yet we continue to work on improving our value proposition even further. A strong case in point is the rekindled increase in Fulfillment penetration, which rose more than 4ppts vs. Q1’23 and almost 10ppts year-on-year, unlocking same- and next-day delivery for millions of additional items sold. Another example is the expansion of our first-party business, whose GMV grew well above the Brazil average and the overall 1P business (+59% YoY FX-neutral) in Q2’23. This is helping to fill assortment gaps and improve price competitiveness in consumer electronics, which is the largest e-commerce category in Brazil, and also the category where we have historically under-indexed in market share. This is being achieved alongside major improvements in our 1P margins.

We are seeing solid results from the cohorts of Mercado Pago credit cards that were issued in recent months in Brazil. This gives us confidence that our underwriting for this product has improved, and is enabling us to increase issuance of cards. Our other credit products in Brazil delivered healthy levels of profitability and delinquency, still driven by a continued cautious approach to originations. Credit is an important piece of the value proposition of our digital account, but we are also seeing some encouraging data from other services. For example, the number of people using our remunerated account - which pays interest at 100% of the benchmark rate as soon as funds are deposited - increased substantially, contributing to a 90% YoY increase in assets under management. Our insurance products also continue to gain traction. We have seen improvements in perceptions of Mercado Pago as a “one-stop shop” for financial services, although we still have ample opportunity to improve brand consideration in this service sector.

Our Acquiring business in Brazil continues to grow at a healthy rate, albeit a little slower than the prior quarter. We saw a pick-up in the FX-neutral TPV growth of our Merchant Services and QR products, which offset some of the impact of weaker market growth for POS services. That said, POS TPV growth remains robust and based on available data, we believe to have outperformed the market in Q2’23.

Mexico
In Q2’23, Mexico surpassed Argentina as our second-largest Commerce market measured by GMV, even though it has been our second largest market in items sold since the end of 2020. Mexico continues to deliver higher growth in items sold than any of our six largest markets, and this metric accelerated again to reach +34% year-on-year in the quarter, broadly in-line with Mexico’s FX-neutral GMV growth. The strong performance was helped by a well-executed and successful Hot Sale event, which helped new buyer growth reach its highest level for more than two years. We are investing in our logistics network in Mexico so that we may continue to offer faster delivery than our competitors on the growing base of items sold. As a result, we opened two new fulfillment centers in Mexico City and Merida during Q2’23. We also launched successful pilots to give buyers a greater range of delivery options, and a choice of whether to optimize speed or price for purchases below our free shipping threshold.

Our credit business in Mexico continues to perform very well, with broadly stable profitability and delinquency in the consumer book, which is growing at an accelerated pace. The penetration of our own credit as a means of payment on the marketplace in Mexico is well above the average of other countries, demonstrating the synergy between our Commerce and Fintech platforms. This helps us develop a deeper understanding of the buyer and their ability to repay, which is useful as we begin the process of developing our credit card product in Mexico following its launch in Q1’23. In Q2’23, we also enabled the purchase of extended warranty insurance products for cross-border purchases.

Our Merchant Services and POS payments processing services in Mexico are growing at high double- and triple- digit rates respectively. TPV per device doubled year-on-year, which reflects our strategy of moving upmarket to serve larger merchants, and higher take-up of a more sophisticated device that attracts merchants with greater transactionality than the more basic devices. Scaling the payments processing business is an important piece of the wider strategy in Mexico to be one of the leaders in the digitalization of cash, which we are pursuing from both the merchant and the individual sides of transactions.

Argentina
The challenging macro environment in Argentina is reducing demand for, and tightening the supply of, goods in the short-term; as such, our Commerce business saw items sold grow by just 1% year-on-year, making just a minor contribution to FX-neutral GMV growth of 119% YoY. That said, the macroeconomic backdrop is also increasing demand for financial solutions that enable consumers to better manage their money in an inflationary environment. This is creating a powerful tailwind for Mercado Pago, which saw an 80% year-on-year increase in the number of users of our investment product, which pays an annualized interest rate of approximately 80%, and an even larger increase in invested funds. As a result, Mercado Pago now hosts the largest retail money market fund in the country. This comes with the halo effects of strengthening our QR network and the engagement users have with our platform on the back of higher money flows through our digital account.

Other Countries
We are seeing encouraging signs in some of our smaller markets as a consequence of the investments we have been making to lay the foundations for future growth. In Chile, brand consideration is at its highest level ever, and was market-leading for the second successive quarter. Fulfillment in Chile is enabling same- and next-day deliveries above the MercadoLibre average, and in Q2’23 its penetration reached a new high, with plenty of room for additional growth. Our Acquiring business in Chile continues to scale on the back of the Redelcom acquisition with triple-digit TPV growth (FX-neutral), and we expect to be able to begin the process of offering merchants the full suite of Mercado Pago services following regulatory clearance to proceed with its full integration. All of these points give us confidence that momentum is building in Chile, both in Commerce and in Fintech, and that the country has the potential to be a sizable business for MercadoLibre in the long-term.

Consolidated Results
Our Advertising business had another strong quarter in Q2’23, with FX-neutral revenue growth above 70% for the fifth successive quarter. Revenue as a percentage of GMV hit 1.6%. We are encouraged to see rising engagement with our advertising platform, with a large part of the quarter’s revenue growth driven by an increase in the number of sellers using our Product Ads service. This was due to wider access, enhancements to the bidding process, and improvements in the user experience for self-service sellers. We are encouraged by the early feedback that we have received from brands and agencies that have interacted with our Ads Console - launched at the end of Q1’23 - and we continue to work on positioning MercadoLibre as a destination for Display Ads and brand building with Chief Marketing Officers.

We are pleased with our financial results for Q2’23. Consolidated revenue growth was 57% year-on-year on an FX-neutral basis (31% US dollars). Revenue growth in Commerce (65% YoY FX-neutral) accelerated versus the prior quarter due to higher marketplace monetization and the step-change in the growth of 1P; Fintech revenue growth (48% YoY FX-neutral) slowed versus the prior quarter as the business lapped the 2022 peak of growth in credit revenues. That said, both platforms are sustaining high levels of growth even as margin expansion accelerated.

Income from operations reached a new quarterly record of $558mn, more than doubling year-on-year, as previously mentioned. The 6.7ppts YoY margin gain was ahead of our expectations, and was the result of a 100bps gross margin gain, and operating expenses falling by 5.8ppts relative to revenue. Within the gross margin, efficiencies in collection fees, scaling of CX (customer experience) and fewer POS device sales costs more than offset headwinds from 1P growth (margins are improving, but are still dilutive), rising Fulfillment penetration and higher Credits funding costs. At the income from operations line, we have seen notable profit growth and margin expansion across geographies and business lines. This has diversified the drivers of our margins. So although our high margin services - namely Ads and Credits - delivered solid growth year-on-year, their overall contribution to income from operations was diluted materially by the strong growth and margin expansion of other businesses. Our Credits business, for example, had a broadly neutral impact on the quarter’s margin expansion, with its income from operations rising approximately from $100mn in Q2’22 to $150mn in Q2’23.

At the country level, direct contribution (DC) growth was particularly strong in Mexico (175% YoY in US dollars) and Brazil (77% YoY); these two countries accounted for 64% of reported DC, and 72% of incremental DC (when comparing Q2’23 with Q2’22).

Below the income from operations line, interest income rose significantly year-on-year to $188mn, a large part of which relates to the funds stored by our users in the Mercado Pago wallet, particularly in Argentina and Brazil. As discussed above, this is an early indication of growing engagement with our Fintech platform. Net income of $262mn was up 113% year-on-year, despite being negatively impacted by $182mn of FX losses, of which $157mn was related to our share repurchases in the Argentine market. Cash flow from operations rose to $1,412mn in Q2’23 from $907mn in Q2’22, demonstrating that our profit growth and margin expansion are translating into cash generation.

With regards to the continued depreciation of the Argentine Peso: if we were to simulate the effect of a devaluation of 100% of the Argentine Peso vs. the US Dollar on our first half 2023 results, we estimate that income from operations would have been approximately $195mn lower than our reported income from operations of $898mn. However, we also incur a significant FX loss on our P&L related to our Argentine operations, which amounted to $213mn in the six months ended June 30, 2023, as a result of our repatriation of funds via the repurchase of our own shares in the Argentine market. Those purchases are made at the Blue Chip Swap rate, which had a spread of 93.1% over the official exchange rate as of June 30, 2023. As a result of our cash management strategy in Argentina, we believe that our net income and cash flow already incorporate much of the potential effect of a devalued exchange rate. We estimate the impact of the simulation described above on our first half 2023 net income to be broadly neutral to slightly positive. The table below shows revenue and cost of net revenue plus operating expenses that were denominated in Argentine Pesos before being translated into US dollars.

US dollars (in millions)	Six Months Ended June 30, 2023	Twelve Months Ended June 30, 2023
Net revenues	1,492	2,880
Cost of net revenues and operating expenses	1,103	2,106

Looking Ahead
We are pleased to see that our top line growth and profit expansion are broad-based across geographies and business lines. This highlights the tremendous leverage in our financial model as the business scales. Given our optimism about the many growth opportunities that still lie ahead of us, we intend to use some of the headroom created by this operating leverage to lean into certain areas of the business during the second half of the year. We believe that a core component of our success has been our commitment to allocating capital with a long term view. Our goal is to deliver consistent margin improvements, while making sure we are also deploying capital so as to continuously drive above market top line growth that enhances our future scale potential, improves our user’s experience, and seeds future engines of growth. Consequently, we view in a positive light our disciplined approach to re-investing short term margin gains so as to strengthen MercadoLibre’s long-term competitive position. This is another indication of our belief that the best is yet to come.

The following table summarizes certain key performance metrics for the six and three-month periods ended June 30, 2023 and 2022.

	Six Months Ended June 30,		Three Months Ended June 30,
(in millions, except percentages) (*)	2023	2022	2023	2022

Unique active users	135	107	109	84
Gross merchandise volume	$19,939	$16,216	$10,506	$8,551
Number of items sold	634	542	325	275
Number of items shipped	620	518	319	264
Total payment volume	$79,051	$55,513	$42,064	$30,194
Total volume of payments on marketplace (**)	$21,024	$17,090	$11,074	$9,019
Total payment transactions	4,007	2,353	2,132	1,262
NIMAL (***)	33.8%	28.0%	36.8%	29.8%
Capital expenditures	$203	$237	$114	$100
Depreciation and amortization	$254	$184	$128	$100

(*) Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding.
(**) As from January 1, 2022, we no longer disclose our total volume of payments on marketplace net of shipping and financing fees. Given the growth of our shipping and fintech businesses, management believes that including shipping and financing fees in the calculation of total volume of payments on marketplace results in a more accurate indicator of that performance on a go-forward basis. Consequently, total volume of payment on marketplace for the six and three month periods ended June 30, 2022 has been recast to include shipping and financing fees.

(***) Net interest margins after losses (“NIMAL”) represents the annualized ratio between the total credits revenues less funding costs and provision for doubtful accounts for the period and total average gross loans receivable of the period. Management uses NIMAL to monitor how effectively we are pricing and managing the credit products relative to their risk and setting targets. Accordingly, we believe NIMAL provides useful information to investors and others related to the Company’s risk appetite through the different periods and showing how effectively we are pricing risk.

Year-over-year USD Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
Brazil	53%	35%	36%	26%	23%
Argentina	62%	72%	50%	39%	30%
Mexico	65%	60%	55%	62%	64%

Commerce	23%	20%	22%	31%	38%
Fintech	113%	94%	73%	40%	24%

Gross Merchandise Volume	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
Brazil	28%	20%	29%	29%	24%
Argentina	33%	35%	13%	15%	12%
Mexico	30%	22%	35%	41%	52%

Total Payment Volume	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
On-Platform	25%	22%	23%	23%	23%
Off-Platform	105%	71%	58%	57%	46%

Year-over-year Local Currency Revenue Growth Rates by Quarter

Consolidated Net Revenues	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
Brazil	42%	35%	28%	26%	23%
Argentina	104%	140%	143%	151%	156%
Mexico	66%	62%	46%	48%	45%

Commerce	23%	33%	36%	54%	65%
Fintech	107%	115%	93%	64%	48%

Gross Merchandise Volume	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
Brazil	19%	20%	22%	28%	25%
Argentina	66%	87%	83%	107%	119%
Mexico	30%	23%	28%	28%	34%

Total Payment Volume	Q2’22	Q3’22	Q4’22	Q1’23	Q2’23
On-Platform	42%	39%	44%	48%	53%
Off-Platform	135%	122%	121%	121%	129%
Conference Call and Webcast

The Company will host an earnings video as well as a conference call and audio webcast for any questions that investors may have on August 2nd, 2023, at 5:00 p.m. Eastern Time.
In order to access our video webcast and the live audio, investors, analysts and the market in general, may access the following link at https://edge.media-server.com/mmc/p/zrgzoi9j and register to attend the live event.
To participate in our conference call, investors, analysts and the market in general may access the following link at https://register.vevent.com/register/BI3eb2a110fbb24146aacfe5423d272068 to be provided with the dial-in number and personal pin code to join the conference call.

Access to our video webcast and the live audio will be available in the investor relations section of the Company’s website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.
Definition of Selected Operational Metrics
Unique Active User – New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question on MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account.
Unique Fintech User – Users who engage in at least one of the following services within the quarter: wallet payments online, in app or in store; transfers; withdrawals; consumer or merchant credit borrowers; card users; fintech sellers; and fintech active products such as asset management and insurtech users.
Foreign Exchange (“FX”) Neutral – Calculated by using the average monthly exchange rate of each month of 2022 and applying it to the corresponding months in the current year, so as to calculate what the results would have been had exchange rates remained constant. Intercompany allocations are excluded from this calculation. These calculations do not include any other macroeconomic effect such as local currency inflation effects or any price adjustment to compensate local currency inflation or devaluations.
Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions.
Total payment transactions – Measure of the number of all transactions paid for using Mercado Pago.
Total volume of payments on marketplace – Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago.
Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.
MPOS – Mobile point-of-sale is a dedicated wireless device that performs the functions of a cash register or electronic point-of-sale terminal wirelessly.
Commerce – Revenues from core marketplace fees, shipping fees, first-party sales, ad sales, classified fees and other ancillary services.
Fintech – Revenues includes fees from off-platform transactions, financing fees, interest earned from merchant and consumer credits and sale of MPOS.
Items sold – Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items.
Items shipped – Measure of the number of items that were shipped through our shipping service.
G&A - General and administrative expenses
Local Currency Growth Rates – Refer to FX Neutral definition.
Net income margin – Defined as net income as a percentage of net revenues.
Operating margin – Defined as income from operations as a percentage of net revenues.
Net Interest Margins After Losses (NIMAL) – NIMAL is the spread between credit revenues and the expenses associated with provisions for doubtful accounts and funding costs, and usually expressed as a percentage of the average portfolio for the period.
Non-performing loan (NPL) ratio - Shows the percentage of the loan portfolio that is not being paid on-time.

About MercadoLibre
Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary digital and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform which allows users to buy and sell in most of Latin America.
The Company is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.
For more information about the Company visit: http://investor.mercadolibre.com
The MercadoLibre, Inc. logo is available at https://resource.globenewswire.com/Resource/Download/6ab227b7-693f-4b17-b80c-552ae45c76bf?size=0
Forward-Looking Statements
Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and any of MercadoLibre, Inc.’s other applicable filings with the Securities and Exchange Commission. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

MercadoLibre, Inc. - Interim Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022
(In millions of U.S. dollars, except par value) (Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,860	$1,910
Restricted cash and cash equivalents	1,964	1,453
Short-term investments	2,839	2,339
Accounts receivable, net	160	130
Credit card receivables and other means of payments, net	2,835	2,946
Loans receivable, net of allowances of $1,095 and $1,074	2,051	1,704
Prepaid expenses	55	38
Inventories	236	152
Customer crypto-assets safeguarding assets	21	15
Other assets	269	266
Total current assets	12,290	10,953
Non-current assets:
Long-term investments	149	322
Loans receivable, net of allowances of $28 and $30	76	32
Property and equipment, net	1,090	993
Operating lease right-of-use assets	779	656
Goodwill	166	153
Intangible assets, net	22	25
Deferred tax assets	348	346
Other assets	323	256
Total non-current assets	2,953	2,783
Total assets	$15,243	$13,736
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,831	$1,393
Funds payable to customers	3,734	3,454
Amounts payable due to credit and debit card transactions	585	483
Salaries and social security payable	394	401
Taxes payable	447	414
Loans payable and other financial liabilities	2,286	2,131
Operating lease liabilities	166	142
Customer crypto-assets safeguarding liabilities	21	15
Other liabilities	152	129
Total current liabilities	9,616	8,562
Non-current liabilities:
Amounts payable due to credit and debit card transactions	56	5
Loans payable and other financial liabilities	2,481	2,627
Operating lease liabilities	595	514
Deferred tax liabilities	112	106
Other liabilities	131	95
Total non-current liabilities	3,375	3,347
Total liabilities	$12,991	$11,909
Commitments and contingencies
Equity
Common stock, $0.001 par value, 110,000,000 shares authorized, 50,092,669 and 50,257,751 shares issued and outstanding	$—	$—
Additional paid-in capital	2,309	2,309
Treasury stock	(1,138)	(931)
Retained earnings	1,376	913
Accumulated other comprehensive loss	(295)	(464)
Total Equity	2,252	1,827
Total Liabilities and Equity	$15,243	$13,736

MercadoLibre, Inc.
Interim Condensed Consolidated Statements of Income
For the six and three-month periods ended June 30, 2023 and 2022
(In millions of U.S. dollars, except for share data) (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
Net service revenues	$5,814	$4,329	$3,051	$2,332
Net product revenues	638	516	364	265
Net revenues	6,452	4,845	3,415	2,597
Cost of net revenues	(3,196)	(2,488)	(1,695)	(1,313)
Gross profit	3,256	2,357	1,720	1,284

Operating expenses:
Product and technology development	(749)	(496)	(368)	(262)
Sales and marketing	(766)	(583)	(383)	(296)
Provision for doubtful accounts	(474)	(557)	(222)	(303)
General and administrative	(369)	(332)	(189)	(173)
Total operating expenses	(2,358)	(1,968)	(1,162)	(1,034)
Income from operations	898	389	558	250

Other income (expenses):
Interest income and other financial gains	349	77	188	46
Interest expense and other financial losses	(186)	(129)	(92)	(73)
Foreign currency losses, net	(269)	(63)	(182)	(60)
Net income before income tax expense and equity in earnings of unconsolidated entity	792	274	472	163

Income tax expense	(332)	(85)	(210)	(39)
Equity in earnings of unconsolidated entity	3	(1)	—	(1)
Net income	$463	$188	$262	$123

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
Basic earning per share
Basic net income
Available to shareholders per common share	$9.23	$3.73	$5.22	$2.43
Weighted average of outstanding common shares	50,203,652	50,386,519	50,162,687	50,364,529
Diluted earning per share
Diluted net income
Available to shareholders per common share	$9.12	$3.73	$5.16	$2.43
Weighted average of outstanding common shares	51,193,920	50,386,519	51,152,955	50,364,529

MercadoLibre, Inc.
Interim Condensed Consolidated Statements of Cash Flows
For the six-month periods ended June 30, 2023 and 2022 (In millions of U.S. dollars) (Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operations:
Net income	$463	$188
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated entity	(3)	1
Unrealized foreign currency losses, net	305	134
Impairment of digital assets	—	11
Depreciation and amortization	254	184
Accrued interest income	(147)	(65)
Non cash interest expense, convertible notes amortization of debt discount and amortization of debt issuance costs and other charges	117	154
Provision for doubtful accounts	474	557
Results on derivative instruments	21	22
Long term retention program (“LTRP”) accrued compensation	83	35
Deferred income taxes	24	(67)
Changes in assets and liabilities:
Accounts receivable	(38)	(32)
Credit card receivables and other means of payments	200	(642)
Prepaid expenses	(14)	(36)
Inventories	(66)	81
Other assets	(33)	(81)
Payables and accrued expenses	308	32
Funds payable to customers	119	119
Amounts payable due to credit and debit card transactions	127	80
Other liabilities	(47)	(55)
Interest received from investments	124	54
Net cash provided by operating activities	2,271	674
Cash flows from investing activities:
Purchases of investments	(10,046)	(6,190)
Proceeds from sale and maturity of investments	9,923	5,043
Payments from settlements of derivative instruments	(14)	(7)
Purchases of intangibles assets	—	(1)
Changes in principal loans receivable, net	(866)	(1,170)
Investments of property and equipment	(203)	(236)
Net cash used in investing activities	(1,206)	(2,561)
Cash flows from financing activities:
Proceeds from loans payable and other financial liabilities	12,317	7,315
Payments on loans payable and other financing liabilities	(12,569)	(6,646)
Payments of finance lease obligations	(13)	(9)
Common Stock repurchased	(207)	(74)
Net cash (used in) provided by financing activities	(472)	586
Effect of exchange rate changes on cash, cash equivalents, restricted cash and cash equivalents	(132)	(94)
Net increase (decrease) in cash, cash equivalents, restricted cash and cash equivalents	461	(1,395)
Cash, cash equivalents, restricted cash and cash equivalents, beginning of the period	3,363	3,648
Cash, cash equivalents, restricted cash and cash equivalents, end of the period	$3,824	$2,253

Financial results of reporting segments

	Three Months Ended June 30, 2023
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$1,780	$771	$703	$161	$3,415
Direct costs	(1,331)	(436)	(524)	(148)	(2,439)
Direct contribution	449	335	179	13	976

Operating expenses and indirect costs of net revenues					(418)
Income from operations					558

Other income (expenses):
Interest income and other financial gains					188
Interest expense and other financial losses					(92)
Foreign currency losses, net					(182)
Net income before income tax expense and equity in earnings of unconsolidated entity					$472

	Three Months Ended June 30, 2022
	Brazil	Argentina	Mexico	Other Countries	Total
	(In millions)
Net revenues	$1,451	$594	$428	$124	$2,597
Direct costs	(1,198)	(372)	(363)	(117)	(2,050)
Direct contribution	253	222	65	7	547

Operating expenses and indirect costs of net revenues					(297)
Income from operations					250

Other income (expenses):
Interest income and other financial gains					46
Interest expense and other financial losses					(73)
Foreign currency losses, net					(60)
Net income before income tax expense and equity in earnings of unconsolidated entity					$163

Non-GAAP Measures of Financial Performance
To supplement our unaudited interim condensed consolidated financial statements presented in accordance with U.S. GAAP, we present earnings before interest income and other financial gains, interest expense and other financial losses, foreign currency losses, income tax expense, depreciation and amortization and equity in earnings of unconsolidated entity (“Adjusted EBITDA”), net debt and foreign exchange (“FX”) neutral measures as non-GAAP measures. Reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures can be found in the tables below.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

We believe that reconciliation of these non-GAAP measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents our net income, adjusted to eliminate the effect of depreciation and amortization charges, interest income and other financial gains, interest expense and other financial losses, foreign currency losses, income tax expense and equity in earnings of an unconsolidated entity. We have included this non-GAAP financial measure because it is used by our Management to evaluate our operating performance and trends, make strategic decisions and the calculation of leverage ratios. Accordingly, we believe this measure provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our Management. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain items.

The following table presents a reconciliation of net income to Adjusted EBITDA for the period indicated (in millions of U.S. dollars):

	Three Months Ended June 30,
	2023	2022
Net income	$262	$123
Adjustments:
Depreciation and amortization	128	100
Interest income and other financial gains	(188)	(46)
Interest expense and other financial losses	92	73
Foreign currency losses, net	182	60
Income tax expense	210	39
Equity in earnings of unconsolidated entity	—	1
Adjusted EBITDA	$686	$350

Net debt

We define net debt as total debt which includes current and non-current loans payable and other financial liabilities and current and non-current operating lease liabilities, less cash and cash equivalents, short-term investments and long-term investments, excluding foreign government debt securities held in guarantee, securitization transactions and equity securities held at cost. We have included this non-GAAP financial measure because it is used by our Management to analyze our current leverage ratios and set targets to be met, which will also impact other components of the Company’s balance sheet, cash flows and income statement. Accordingly, we believe this measure provides useful information to investors and other market participants in showing the evolution of the Company’s indebtedness and its capability of repayment as a means to, alongside other measures, monitor our leverage based on widely-used measures.

The following table presents a reconciliation of net debt for each of the periods indicated (in millions of U.S. dollars):

	June 30, 2023	December 31, 2022
Current Loans payable and other financial liabilities	$2,286	$2,131
Non-current Loans payable and other financial liabilities	2,481	2,627
Current Operating lease liabilities	166	142
Non-current Operating lease liabilities	595	514
Total debt	$5,528	$5,414
Less:
Cash and cash equivalents	$1,860	$1,910
Short-term investments (1)	1,440	1,120
Long-term investments (2)	68	245
Net debt	$2,160	$2,139

(1) Excludes foreign government debt securities held in guarantee and investments held in VIEs as a consequence of securitization transactions.
(2) Excludes investments held in VIEs as a consequence of securitization transactions and equity securities held at cost.

FX neutral

We believe that FX neutral measures provide useful information to both Management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures were calculated by using the average monthly exchange rates for each month during 2022 and applying them to the corresponding months in 2023, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures related to our reported results of the operations for the three-month periods ended June 30, 2023 (in millions of U.S. dollars, except for percentages):

	Three Months Ended June 30,
	As reported			FX Neutral Measures	As reported
(In millions, except percentages)	2023	2022	Percentage Change	2023	2022	Percentage Change
	(Unaudited)			(Unaudited)
Net revenues	$3,415	$2,597	31.5%	$4,083	$2,597	57.2%
Cost of net revenues	(1,695)	(1,313)	29.1%	(1,973)	(1,313)	50.3%
Gross profit	1,720	1,284	34.0%	2,110	1,284	64.3%

Operating expenses	(1,162)	(1,034)	12.4%	(1,422)	(1,034)	37.5%
Income from operations	$558	$250	123.2%	$688	$250	175.2%

CONTACT: MercadoLibre, Inc.
 Investor Relations
investor@mercadolibre.com
http://investor.mercadolibre.com